Exhibit 12.1

TELÉFONOS DE MÉXICO, S.A.B. DE C.V. AND SUBSIDIARIES

RATIOS OF EARNINGS TO FIXED CHARGES

Millions of Mexican pesos

	March 31, 2010	December 31,
CONCEPT		2009	2008	2007	2006	2005
Mexican FRS:
Income from continuing operations before income tax	6,721	28,955	29,769	40,508	39,890	38,468
Less:
Equity interest in net income (loss) of affiliates	20	255	(62)	17	9	(20)
Plus:
Fixed charges:
Interest expense	1,565	6,122	7,652	6,615	6,952	6,409

Earnings under Mexican FRS	8,266	34,822	37,483	47,106	46,833	44,897

U.S. GAAP:
Income from continuing operations before income tax		28,172	29,530	39,166	39,355	37,252
Less:
Equity interest in net income (loss) of affiliates		255	(62)	17	9	(20)
Plus:
Fixed charges:
Interest expense		6,122	7,652	6,615	6,952	6,563
Interest capitalized		0	0	0	0	11

Total		6,122	7,652	6,615	6,952	6,574

Plus:
Depreciation of capitalized interest		260	293	342	477	612
Less:
Interest capitalized		0	0	0	0	11

Earnings under U.S. GAAP		34,299	37,537	46,106	46,775	44,447

RATIOS OF EARNINGS TO FIXED CHARGES:
Mexican FRS	5.3	5.7	4.9	7.1	6.7	7.0
U.S. GAAP		5.6	4.9	7.0	6.7	6.8